Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Paul Taaffe
(704) 227-3623
ptaaffe@fairpoint.com

Media Contact:
Jeff Nevins
(207) 535-4170
jnevins@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS
2013 FOURTH QUARTER AND FULL YEAR RESULTS

•	Unlevered Free Cash Flow[1] of $21.1 million for the quarter and $113.3 million for the full year

•	Adjusted EBITDA[1] of $67.2 million for the quarter and $265.0 million for the full year

•	Capital expenditures of $37.2 million for the quarter and $128.3 million for the full year

•	Net income of $6.1 million for the quarter and net loss of $93.5 million for the full year[2]

•	Management provides financial guidance for fiscal year 2014

Charlotte, N.C. (March 4, 2014) - FairPoint Communications, Inc. (Nasdaq: FRP) (“FairPoint” or the “Company”), a leading communications provider, today announced its financial results for the fourth quarter and full year ended December 31, 2013. As previously announced, the Company will host a conference call and simultaneous webcast to discuss its results at 8:30 a.m. (ET) on Wednesday, March 5, 2014.

“I am very pleased with our 2013 financial results,” said Paul H. Sunu, Chief Executive Officer. “Our fourth quarter revenue helps confirm our view that we are in a period of stabilization, and through disciplined operations and capital expenditures, Adjusted EBITDA and Unlevered Free Cash Flow are at the high end or above our annual guidance range for 2013. As we look to 2014, we expect to continue our revenue transformation as we add growth oriented fiber and Ethernet based revenues, enhance our retention initiatives and build a strong pipeline of meaningfully relevant products and services for our customer base.”

Operating Highlights

FairPoint gained traction with its revenue transformation strategy and achieved positive momentum in its growth-oriented services. The Company experienced revenue growth in business, advanced data services such as Ethernet, high-capacity data transport and other IP-based services along with broadband services.

In 2013, data and Internet services revenue grew 13.0% versus a year ago as products like FairPoint's retail Ethernet service offerings continued to attract new customers. Data and Internet services revenue increased sequentially in the fourth quarter, which is an increase for the fourth consecutive quarter.

Ethernet services contributed approximately $18.2 million of revenue in the fourth quarter of 2013 as compared to $13.3 million a year ago, as retail and wholesale Ethernet circuits grew 60.1% year-over-year. Growth in the Company's Ethernet products is expected to continue based on demand from customers like regional banks, healthcare networks and wireless carriers.

_________________

1 Unlevered Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures. Additional information regarding the calculation of Unlevered Free Cash Flow and Adjusted EBITDA and a reconciliation to net income (loss) are contained in the attachments to this press release.
2 Net income (loss) reflects a decrease in depreciation and amortization primarily due to a benefit from an update to the estimated lives of certain asset categories, which occurred in the third quarter of 2013.

FairPoint has continued to invest in its broadband network to increase capacity, broaden its reach and offer more competitive services. Broadband subscribers, pro forma for divestitures, grew 1.5% year-over-year. FairPoint added more than 4,700 broadband subscribers during the last 12 months, as penetration reached 37.5% of the Company's voice access lines at December 31, 2013. Broadband subscribers decreased slightly quarter-over-quarter primarily due to the normal seasonality of the business and proactive efforts to improve the credit profile of subscribers.  This ongoing effort to improve subscriber credit quality is in line with the Company's initiative to improve the quality of revenue and is expected to increase productivity and reduce collection costs.

Voice access lines, pro forma for divestitures, declined 7.1% year-over-year as compared to 7.7% a year ago. The slower decline was driven by a reduction in the rate of loss in business voice and wholesale access lines.

As of December 31, 2013, FairPoint had 3,171 employees, a decrease of 5.9% versus a year ago, largely due to the completion of a previously announced workforce reduction.

Financial Highlights

Fourth Quarter 2013 as compared to Third Quarter 2013

Revenue decreased $2.6 million during the fourth quarter of 2013 to $233.4 million. The decrease in revenue is due to the continued decline in voice services resulting from fewer lines in service, lower long distance usage and seasonality in local access revenue in addition to an unfavorable variance in service quality penalties. This was partially offset by revenue assurance activities.

Adjusting for items that are added back in the computation of Adjusted EBITDA, operating expenses were $166.2 million in the fourth quarter of 2013 compared to $168.8 million in the third quarter of 2013.

Adjusted EBITDA was $67.2 million in the fourth quarter of 2013 as compared to $67.5 million in the third quarter of 2013. The decrease is primarily due to decreased revenue partially offset by cost savings.

Capital expenditures were $37.2 million in the fourth quarter of 2013 as compared to $33.8 million in the third quarter of 2013.

Unlevered Free Cash Flow, which measures Adjusted EBITDA minus capital expenditures, pension contributions and cash payments for other post-employment benefits (“OPEB”), was $21.1 million in the fourth quarter of 2013 as compared to $24.4 million in the third quarter of 2013. Unlevered Free Cash Flow was lower in the fourth quarter of 2013 due to higher capital expenditures.

Net income was $6.1 million in the fourth quarter of 2013 as compared to a net loss of $9.0 million in the third quarter of 2013. The change was due primarily to an increase in income tax benefit of $14.9 million, primarily due to a change in the valuation allowance.

Cash was $42.7 million as of December 31, 2013, as compared to $24.7 million as of September 30, 2013. The increase is primarily due to positive operating cash flow partially offset by increased capital expenditures in the quarter. There were no scheduled interest payments towards the Company's senior notes in the fourth quarter as the semi-annual bond interest payments of $13.2 million are made in February and August. Total gross debt outstanding was $935.2 million as of December 31, 2013, after taking into consideration the regularly scheduled principal payment of $1.6 million on the term loan made during the fourth quarter of 2013, as compared to $936.8 million as of September 30, 2013. The Company's $75.0 million revolving credit facility is undrawn, with $59.1 million available for borrowing after applying $15.9 million of outstanding letters of credit.

Fourth Quarter 2013 as compared to Fourth Quarter 2012

Revenue was $233.4 million in the fourth quarter of 2013 as compared to $239.7 million a year earlier. Adjusting for the impact of the sale of the Idaho-based operations on January 31, 2013, revenue declined $4.3 million versus a year earlier. The change was due primarily to a decline in voice services and access revenues, which was partially offset by growth in data and Internet services revenue. The loss of voice access lines versus a year ago combined with lower long distance usage led to a decrease in voice services revenue in the fourth quarter of 2013 compared to the fourth quarter of 2012. The decline in access revenues was due to decreased special access revenue driven by the exit from one National Exchange Carrier Association ("NECA") pool discussed in the second and third quarters of 2013, partially offset by an increase in wholesale Ethernet revenue.

Adjusting for items that are added back in the computation of Adjusted EBITDA, operating expenses were $166.2 million in the fourth quarter of 2013 as compared to $177.8 million a year earlier. The decrease was primarily the result of lower direct cost of services, employee costs and bad debt expenses.

Adjusted EBITDA was $67.2 million in the fourth quarter of 2013 as compared to $62.6 million a year earlier. The increase is due to operating cost savings offset by lower revenue.

Capital expenditures were $37.2 million in the fourth quarter of 2013 as compared to $49.1 million a year earlier. The decrease year-over-year was due primarily to regulatory build-out requirements in fiscal year 2012.

Unlevered Free Cash Flow of $21.1 million in the fourth quarter of 2013 increased compared to the $12.4 million a year earlier. The increase was due primarily to lower capital expenditures and higher Adjusted EBITDA offset by pension contributions in the fourth quarter of 2013.

Net income was $6.1 million in the fourth quarter of 2013 as compared to a net loss of $32.2 million in the fourth quarter of 2012. The change was due primarily to a higher income tax benefit, primarily due to a change in the valuation allowance, offset by a combination of lower revenue and increased interest expense.

2014 Guidance

During this period of revenue stabilization, the Company expects to generate $930 million to $940 million in revenue, yielding $100 million to $110 million of Unlevered Free Cash Flow. Unlevered Free Cash Flow refers to Adjusted EBITDA minus capital expenditures, pension contributions and cash payments for OPEB. In addition, for fiscal 2014, Adjusted EBITDA is expected to be $260 million to $270 million and capital expenditures are expected to be approximately $125 million. Aggregate cash pension contributions and cash OPEB payments are expected to be approximately $35 million.

Annual Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's annual report on Form 10-K for the year ended December 31, 2013, which will be filed with the SEC no later than March 17, 2014. The Company's results for the quarter and year ended December 31, 2013 are subject to the completion of such annual report.

Conference Call Information

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its fourth quarter and full year 2013 results at 8:30 a.m. (ET) on Wednesday, March 5, 2014.

Participants should call (866) 510-0712 (US/Canada) or (617) 597-5380 (international) at 8:20 a.m. (ET) and enter the passcode 31584058 when prompted. The title of the call is the Q4 2013 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (888) 286-8010 (US/Canada) or (617) 801-6888 (international) and enter the passcode 69861370 when prompted. The recording will be available from Wednesday, March 5, 2014, at 12:30 p.m. (ET) through Wednesday, March 12, 2014, at 11:59 p.m. (ET).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Adjusted EBITDA and Unlevered Free Cash Flow, and the adjustments to the most directly comparable GAAP measures used to determine the non-GAAP measures. Management believes that Adjusted EBITDA provides a useful measure of operational and financial performance and removes variability related to pension and OPEB expenses and that Unlevered Free Cash Flow may be useful to investors in assessing the Company's ability to generate cash and meet its debt service requirements. The Company believes that the non-GAAP measures, which also exclude the effect of special items, may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, the non-GAAP measures are useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management. The maintenance covenants contained in the Company's credit facility are based on Consolidated EBITDA, which is consistent with the calculation of Adjusted EBITDA included in the attachments to this press release.

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA and Unlevered Free Cash Flow have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Unlevered Free Cash Flow and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA and Unlevered Free Cash Flow only supplementally. A reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to net loss or income is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (Nasdaq: FRP) is a leading communications provider of broadband Internet access, local and long-distance phone, television and other high-capacity data services to customers in communities across 17 states. Through its fast, reliable fiber network, FairPoint delivers high-quality data and voice networking communications solutions to residential, business and wholesale customers. FairPoint delivers Internet services through its resilient IP-based network in northern New England. This state-of-the-art fiber network provides carrier Ethernet connections to support the surging bandwidth and performance requirements for cloud-based applications like network storage, disaster recovery, distance learning, medical imaging, video conferencing and CAD/CAM along with traditional voice, VoIP, video and Internet access solutions. Additional information about FairPoint products and services is available at www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company's plans, objectives, expectations and intentions and other factors. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company's subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company's future performance that represent management's estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company's management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company's independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company's business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company's guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

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FAIRPOINT COMMUNICATIONS, INC.
Supplemental Financial Information
(Unaudited)
(in thousands, except operating and financial metrics)

	4Q13	3Q13	2Q13	1Q13	4Q12	2013	2012
Summary Income Statement:
Revenue:
Voice services	$98,510	$101,272	$101,660	$103,717	$108,487	$405,159	$446,126
Access	80,763	80,182	79,235	81,632	82,476	321,812	336,000
Data and Internet services	41,645	41,550	40,054	38,174	36,668	161,423	142,911
Other services	12,478	12,985	13,551	11,946	12,039	50,960	48,612
Total revenue	233,396	235,989	234,500	235,469	239,670	939,354	973,649
Operating expenses:
Operating expenses, excluding depreciation, amortization and reorganization	185,964	187,166	192,246	205,497	194,692	770,873	782,684
Depreciation and amortization	53,605	52,877	84,523	91,433	99,845	282,438	376,614
Reorganization (income) expense (post-emergence)	19	(229)	(398)	(163)	377	(771)	(3,666)
Total operating expenses	239,588	239,814	276,371	296,767	294,914	1,052,540	1,155,632
Loss from operations	(6,192)	(3,825)	(41,871)	(61,298)	(55,244)	(113,186)	(181,983)
Other income (expense):
Interest expense	(20,272)	(20,304)	(20,097)	(18,002)	(16,608)	(78,675)	(67,610)
Loss on debt refinancing	—	—	—	(6,787)	—	(6,787)	—
Other income (expense), net	3,477	951	10	425	14	4,863	739
Total other expense	(16,795)	(19,353)	(20,087)	(24,364)	(16,594)	(80,599)	(66,871)
Loss from continuing operations before income taxes	(22,987)	(23,178)	(61,958)	(85,662)	(71,838)	(193,785)	(248,854)
Income tax benefit	29,090	14,218	18,850	28,133	39,658	90,291	95,560
Net income (loss) from continuing operations	6,103	(8,960)	(43,108)	(57,529)	(32,180)	(103,494)	(153,294)
Gain on sale of discontinued operations	—	—	—	10,044	—	10,044	—
Net income (loss)	$6,103	$(8,960)	$(43,108)	$(47,485)	$(32,180)	$(93,450)	$(153,294)

Reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to Net Income (Loss):
Net income (loss)	$6,103	$(8,960)	$(43,108)	$(47,485)	$(32,180)	$(93,450)	$(153,294)
Income tax benefit	(29,090)	(14,218)	(18,850)	(28,133)	(39,658)	(90,291)	(95,560)
Interest expense	20,272	20,304	20,097	18,002	16,608	78,675	67,610
Depreciation and amortization	53,605	52,877	84,523	91,433	99,845	282,438	376,614
Pension expense (1a)	7,000	6,357	6,980	5,884	4,005	26,221	17,809
OPEB expense (1a)	12,173	11,973	15,247	15,076	11,899	54,469	50,875
Compensated absences (1b)	(3,276)	(4,367)	(3,048)	11,122	(3,925)	431	329
Severance	485	3,537	3,430	698	938	8,150	6,380
Restructuring costs (1c)	19	70	101	17	258	207	1,335
Storm expenses (1d)	2,598	—	—	—	3,000	2,598	3,000
Other non-cash items, net (1e)	299	426	351	826	2,068	1,902	3,518
Gain on sale of assets	36	(956)	207	(10,044)	—	(10,757)	—
Early debt payment expenses	—	—	—	6,787	—	6,787	—
All other allowed adjustments, net (1f)	(3,009)	466	507	(314)	(288)	(2,350)	(675)
Adjusted EBITDA	$67,215	$67,509	$66,437	$63,869	$62,570	$265,030	$277,941
Adjusted EBITDA margin	28.8%	28.6%	28.3%	27.1%	26.1%	28.2%	28.5%
Pension contributions	$(7,925)	$(8,519)	$(3,527)	$—	$—	$(19,971)	$(17,850)
OPEB payments	(938)	(786)	(726)	(1,020)	(1,125)	(3,470)	(3,183)
Capital expenditures	(37,207)	(33,768)	(27,413)	(29,910)	(49,070)	(128,298)	(145,066)
Unlevered Free Cash Flow	$21,145	$24,436	$34,771	$32,939	$12,375	$113,291	$111,842

	4Q13	3Q13	2Q13	1Q13	4Q12	2013	2012
Reconciliation of Adjusted EBITDA to Revenue:
Total revenue	$233,396	$235,989	$234,500	$235,469	$239,670	$939,354	$973,649
Storm expenses (1d)	—	—	—	—	812	—	812
Adjusted total revenue	$233,396	$235,989	$234,500	$235,469	$240,482	$939,354	$974,461
Operating expenses, excluding depreciation, amortization and reorganization	$185,964	$187,166	$192,246	$205,497	$194,692	$770,873	$782,684
Pension expense (1a)	(7,000)	(6,357)	(6,980)	(5,884)	(4,005)	(26,221)	(17,809)
OPEB expense (1a)	(12,173)	(11,973)	(15,247)	(15,076)	(11,899)	(54,469)	(50,875)
Compensated Absences (1b)	3,276	4,367	3,048	(11,122)	3,925	(431)	(329)
Severance	(485)	(3,537)	(3,430)	(698)	(938)	(8,150)	(6,380)
Storm expenses (1d)	(2,598)	—	—	—	(2,188)	(2,598)	(2,188)
Other non-cash items, net (1e)	(445)	(394)	(493)	(937)	(1,793)	(2,269)	(3,636)
All other allowed adjustments, net (1f)	(358)	(493)	(581)	—	—	(1,432)	—
Adjusted operating expenses, excluding depreciation, amortization and reorganization	$166,181	$168,779	$168,563	$171,780	$177,794	$675,303	$701,467
Adjusted operating expenses margin	71.2%	71.5%	71.9%	73.0%	74.2%	71.9%	72.0%
Adjusted income from continuing operations, excluding depreciation, amortization and reorganization	$67,215	$67,210	$65,937	$63,689	$62,688	$264,051	$272,994
Adjusted income from continuing operations margin	28.8%	28.5%	28.1%	27.0%	26.2%	28.1%	28.0%
Reversal of certain bankruptcy claims	—	299	500	180	(118)	979	4,947
Adjusted EBITDA	$67,215	$67,509	$66,437	$63,869	$62,570	$265,030	$277,941
Adjusted EBITDA margin	28.8%	28.6%	28.3%	27.1%	26.1%	28.2%	28.5%

Select Operating and Financial Metrics:
Residential access lines (2)	527,890	542,238	556,584	568,594	584,211	527,890	584,211
Business access lines (2)	290,536	292,937	294,183	294,353	295,134	290,536	295,134
Wholesale access lines (3)	59,859	60,315	61,911	63,068	65,641	59,859	65,641
Total switched access lines (2)	878,285	895,490	912,678	926,015	944,986	878,285	944,986
% change y-o-y	(7.1)%	(7.3)%	(7.5)%	(7.8)%	(7.7)%	(7.1)%	(7.7)%
% change q-o-q	(1.9)%	(1.9)%	(1.4)%	(2.0)%	(2.2)%	N/A	N/A

Broadband subscribers (2) (4)	329,766	330,698	332,620	330,082	324,977	329,766	324,977
% change y-o-y	1.5%	3.0%	4.2%	4.1%	3.9%	1.5%	3.9%
% change q-o-q	(0.3)%	(0.6)%	0.8%	1.6%	1.2%	N/A	N/A
penetration of access lines	37.5%	36.9%	36.4%	35.6%	34.4%	37.5%	34.4%

Access line equivalents (2)	1,208,051	1,226,188	1,245,298	1,256,097	1,269,963	1,208,051	1,269,963
% change y-o-y	(4.9)%	(4.7)%	(4.6)%	(4.9)%	(5.0)%	(4.9)%	(5.0)%
% change q-o-q	(1.5)%	(1.5)%	(0.9)%	(1.1)%	(1.3)%	N/A	N/A

Retail Ethernet	4,651	4,241	3,857	3,532	3,192	4,651	3,192
Wholesale Ethernet	4,866	4,257	3,374	2,933	2,753	4,866	2,753
Ethernet Circuits	9,517	8,498	7,231	6,465	5,945	9,517	5,945
% change y-o-y	60.1%	57.8%	49.2%	44.9%	N/A	60.1%	N/A
% change q-o-q	12.0%	17.5%	11.8%	8.7%	10.4%	N/A	N/A

Employee Headcount	3,171	3,182	3,255	3,321	3,369	3,171	3,369
% change y-o-y	(5.9)%	(6.4)%	(4.5)%	(3.9)%	(4.9)%	(5.9)%	(4.9)%
(1) For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in the Company's credit agreement), the Company adjusts net (loss) income for interest, income taxes, depreciation and amortization, in addition to:

a) the add-back of aggregate pension and other post-employment benefits (OPEB) expense,
b) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual,
c) the add-back of costs related to the reorganization, including professional fees for advisors and consultants,
d) the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance,

e) the add-back of other non-cash items, except to the extent they will require a cash payment in a future period, and
f) the add-back (or subtraction) of other items, including facility and office closures, labor negotiation expenses, non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.

(2) Access and subscriber lines are presented pro forma for the divestiture of our Idaho-based operations and pay phone operations in our northern New England footprint.
(3) Wholesale access lines include Resale and UNE-P, but exclude UNE-L and special access circuits.
(4) Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband, but exclude Ethernet and other high-capacity circuits.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2013 and 2012
(in thousands, except share data)

	December 31, 2013	December 31, 2012

Assets:
Cash	$42,700	$23,203
Restricted cash	543	6,818
Accounts receivable, net	89,248	86,999
Prepaid expenses	26,552	20,128
Other current assets	3,876	4,219
Deferred income tax, net	18,250	16,376
Assets held for sale	—	12,549
Total current assets	181,169	170,292
Property, plant and equipment, net	1,301,292	1,438,309
Intangible assets, net	105,886	116,992
Debt issue costs, net	7,101	1,111
Restricted cash	651	651
Other assets	3,799	5,006
Total assets	$1,599,898	$1,732,361

Liabilities and Stockholders' Deficit:
Current portion of long-term debt	$6,400	$10,000
Current portion of capital lease obligations	1,445	1,220
Accounts payable	37,876	40,654
Claims payable and estimated claims accrual	256	1,282
Accrued interest payable	9,977	176
Accrued payroll and related expenses	34,897	30,952
Other accrued liabilities	55,994	58,262
Liabilities held for sale	—	407
Total current liabilities	146,845	142,953
Capital lease obligations	447	1,470
Accrued pension obligations	153,534	203,537
Accrued post-retirement healthcare obligations	584,734	616,379
Deferred income taxes	85,948	127,361
Other long-term liabilities	25,864	11,474
Long-term debt, net of current portion	911,722	947,000
Total long-term liabilities	1,762,249	1,907,221
Total liabilities	1,909,094	2,050,174
Commitments and contingencies
Stockholders' deficit:
Common stock, $0.01 par value, 37,500,000 shares authorized, 26,480,837 and 26,288,998 shares issued and outstanding at December 31, 2013 and 2012, respectively	264	262
Additional paid-in capital	512,008	506,153
Retained deficit	(661,689)	(568,239)
Accumulated other comprehensive loss	(159,779)	(255,989)
Total stockholders' deficit	(309,196)	(317,813)
Total liabilities and stockholders' deficit	$1,599,898	$1,732,361

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Years Ended December 31, 2013 and 2012
(in thousands, except per share data)

	Year Ended December 31,
	2013	2012
Revenues	$939,354	$973,649
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	439,217	450,441
Selling, general and administrative expense, excluding depreciation and amortization	331,656	332,243
Depreciation and amortization	282,438	376,614
Reorganization related income	(771)	(3,666)
Total operating expenses	1,052,540	1,155,632
Loss from operations	(113,186)	(181,983)
Interest expense	(78,675)	(67,610)
Loss on debt refinancing	(6,787)	—
Other	4,863	739
Loss from continuing operations before income taxes	(193,785)	(248,854)
Income tax benefit	90,291	95,560
Net loss from continuing operations	(103,494)	(153,294)
Gain on sale of discontinued operations, net of taxes	10,044	—
Net loss	$(93,450)	$(153,294)

(Loss) earnings per share, basic:
Continuing operations	$(3.95)	$(5.90)
Discontinued operations	0.38	—
Loss per share, basic	$(3.57)	$(5.90)

(Loss) earnings per share, diluted:
Continuing operations	$(3.95)	$(5.90)
Discontinued operations	0.38	—
Loss per share, diluted	$(3.57)	$(5.90)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Years Ended December 31, 2013 and 2012
(in thousands)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net (loss) income	$(93,450)	$(153,294)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Deferred income taxes	(94,369)	(96,778)
Provision for uncollectible revenue	9,806	7,506
Depreciation and amortization	282,438	376,614
Post-retirement healthcare	51,035	47,692
Qualified pension	6,250	(42)
Gain on sale of business, net	(10,044)	—
Loss on debt refinancing	6,787	—
Stock-based compensation	5,807	4,055
Loss on abandoned projects	201	2,862
Other non-cash items	(906)	(3,189)
Changes in assets and liabilities arising from operations:
Accounts receivable	(12,127)	9,587
Prepaid and other assets	(7,044)	(3,301)
Restricted cash	5,698	(6,164)
Accounts payable and accrued liabilities	(2,070)	3,364
Accrued interest payable	9,801	(332)
Other assets and liabilities, net	13,721	(4,198)
Reorganization adjustments:
Non-cash reorganization income	(980)	(5,002)
Claims payable and estimated claims accrual	(46)	(8,824)
Restricted cash—Cash Claims Reserve	577	22,219
Total adjustments	264,535	346,069
Net cash provided by (used in) operating activities	171,085	192,775
Cash flows from investing activities:
Net capital additions	(128,298)	(145,066)
Proceeds from sale of business	30,452	—
Distributions from investments and proceeds from the sale of property	1,895	759
Net cash used in investing activities	(95,951)	(144,307)
Cash flows from financing activities:
Financing costs	(13,217)	—
Proceeds from issuance of long-term debt	920,590	—
Repayments of long-term debt	(961,800)	(43,000)
Restricted cash	—	1,573
Proceeds from exercise of stock options	55	64
Repayment of capital lease obligations	(1,265)	(1,252)
Net cash used in financing activities	(55,637)	(42,615)
Net change	19,497	5,853
Cash, beginning of period	23,203	17,350
Cash, end of period	$42,700	$23,203